EXHIBIT 99.1

Executive Contact:	Investor Relations Contact:
Richard Vasek	Maureen McGarrigle
Chief Financial Officer	Director, Investor Relations
Rockford Corporation	Rockford Corporation
(480) 517-3169	(480) 517-3042
ROCKFORD CORPORATION REPORTS
FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS
     Tempe, Ariz., March 23, 2006/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced financial results for the three and twelve months ended December 31, 2005. Highlights for the twelve months include:
•	Operating loss was $254,000 compared to an operating loss of $26.6 million in the year-ago period, an improvement of $26.3 million

•	Operating expenses declined to $40.5 million, a 30.5% decrease from $58.3 million in the year-ago period, which included substantial charges related to the 2004 strategic realignment

•	Loss from continuing operations was $2.7 million compared to a loss of $35.3 million in the year-ago period, an improvement of $32.6 million

•	Gross margin increased to 29.7% from 19.7% in the year-ago period, which included substantial reserves and costs related to the 2004 strategic realignment
     W. Gary Suttle, president and chief executive officer commented, “In 2005, we significantly improved our financial results over 2004 when we began our strategic realignment. We accomplished this by divesting non-core assets and businesses, controlling our costs, beginning to expand our outsourcing activities and focusing on supply chain management, logistics, forecasting, and product quality. We met our goal of positive EBITDA for the year and we were close to break even at the operational level. The trend through the four quarters was encouraging and we are pleased with our progress.”
     Net sales for the fourth quarter of 2005 declined to $27.9 million compared to $34.5 million in the fourth quarter of 2004, a 19.0% decrease. Net sales for the twelve months ended December 31, 2005 decreased 15.7% to $135.7 million compared to $160.9 million for the same period in 2004.
     Mr. Suttle continued, “Sales in 2005 were lower than in 2004. Sales in the Specialist, Mass Retail and International channels for mobile audio systems continued to show softness in 2005. Also, in 2004, there was the positive impact of initial shipments of the new Rockford Fosgate product line that began shipping in 2004 as well as shipments of other products that we discontinued during 2004 or 2005, such as our domestic MB Quart products and source units. OEM, however, showed strong gains and is the fastest growing part of our business. It surpassed 10 percent of revenues for the first time in 2005.”
     Gross margin for the fourth quarter of 2005 increased approximately 690 basis points to 28.2% compared to 21.3% in the fourth quarter of 2004. Gross margin for the twelve months ended December 31, 2005 increased nearly 1,000 basis points to 29.7% compared to 19.7% for the same period in 2004. Gross margin in 2004 was significantly affected by the 2004 strategic realignment when Rockford established substantial reserves for inventory obsolescence, and by higher manufacturing, engineering, and distribution costs resulting from production delays in 2004.
     “During 2006, we expect to transition more Rockford Fosgate products to our outsourcing partners which should positively impact gross margin,” Mr. Suttle said. “We began the process in 2005 but should see the financial impact of this transition in 2006 and 2007.”
     Operating expenses for the fourth quarter of 2005 decreased 16.0% to $9.3 million compared to the 2004 level of $11.1 million. Operating expenses for the twelve months ended December 31, 2005, decreased 30.5% to $40.5 million compared to the 2004 level of $58.3 million. Both periods in 2004 included substantial charges related to the 2004 strategic realignment.

     “We are now focused on a select group of core mobile audio products that have considerable brand recognition among consumers and retailers,” Mr. Suttle continued. “This simplified product line has reduced design, engineering, marketing and administrative costs compared to the prior year while still allowing us to deliver superior products.”
     Operating loss for the fourth quarter was $1.5 million compared to an operating loss of $3.8 million in the same period of 2004, an improvement of $2.3 million. Operating loss for the twelve months ended December 31, 2005 was $254,000 compared to an operating loss of $26.6 million in the same period of 2004, an improvement of $26.3 million.
     Inventories at December 31, 2005 decreased 41.4% to $18.6 million compared to $31.8 million at December 31, 2004. This decrease was due to improved inventory management practices and lower sales.
     Rockford’s outstanding balance on its asset-based credit facility at December 31, 2005 was $6.1 million compared to $15.5 million at December 31, 2004.
Subsequent Events
     Rockford also announced today that it has reached a tentative agreement to sell the assets of its Q-Logic enclosure business to members of that organization’s current management team. Details will be forthcoming when a definitive agreement is signed, which is expected to be in the first quarter or early in the second quarter 2006. Rockford recorded an impairment charge of approximately $0.8 million related to this transaction as of December 2005. Rockford has concluded that the manufacturing operation that Q-Logic operates in Oklahoma is not consistent with Rockford’s other operations and Q-Logic is likely to be more effective as an independent business. Rockford expects to maintain a close working relationship with Q-Logic, providing access to its complementary product lines but without the fixed costs currently associated with ownership of the business. Rockford has integrated some of the Q-Logic enclosure products into its Rockford Fosgate and Lightning Audio products and expects to continue purchasing products from the Q-Logic operations for incorporation in Rockford’s finished products.

     Rockford also announced an amendment to its credit facility with Wachovia, which was completed March 21, 2006. The amendment adjusts the facility’s covenants to reflect the expected Q-Logic sale and other changes in Rockford’s business.
2006 Guidance
     For fiscal 2006, Rockford expects gross margin as a percent of net sales to improve due to its continued outsourcing efforts, lower sales discounts and higher royalty revenue even as Rockford expects lower sales due to the softness in its sales channels as well as the loss of the
Q-Logic enclosure, MB Quart domestic, and source unit revenues. Because of the mixed effect of these changes, Rockford has concluded that it is not in a position to provide meaningful guidance about expected results for 2006 at this time.
About Rockford Corporation (www.rockfordcorp.com)
     Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate®, Rockford Acoustic Design™ and Lightning Audio® brand names.
     Rockford’s primary brand websites include: www.rockfordfosgate.com, www.rockfordacousticdesign.com, and www.lightningaudio.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including, without limitation, statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those described in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Although Rockford’s operations have improved significantly in the last four quarters, Rockford has not yet returned to a net profit. Rockford’s sales in its core aftermarket business were lower in fiscal 2005 compared to 2004. If Rockford’s operations fail to improve, or if sales erode further, Rockford may not be able to achieve its business objectives. In this event, Rockford could suffer setbacks in its competitive position, ability to continue growing its OEM business, and overall financial performance. Under such circumstances, Rockford might not be able to return its business to profitability as currently planned.
     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 15, 2005. The risk factors noted throughout the report, particularly those identified in the discussion in Exhibit 99.1 to the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Condensed Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2005 and December 31, 2004
($000s omitted except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net sales	$27,936	$34,510	$135,682	$160,857
Cost of goods sold	20,050	27,163	95,417	129,092

Gross profit	7,886	7,347	40,265	31,765

Operating expenses	9,343	11,121	40,519	58,315

Operating loss	(1,457)	(3,774)	(254)	(26,550)

Interest and other expense	1,189	931	2,469	4,169

Loss from continuing operations before income taxes	(2,646)	(4,705)	(2,723)	(30,719)

Income tax expense (benefit)	(4)	759	—	4,597

Loss from continuing operations	(2,642)	(5,464)	(2,723)	(35,316)
Discontinued operations:

Income (loss) from disposal of discontinued operations, net of taxes	(83)	5,606	(1,019)	(70)
Income (loss) from discontinued operations, net of taxes	(33)	254	(345)	(3,469)

Total income (loss) from discontinued operations	(116)	5,860	(1,364)	(3,539)

Net income (loss)	$(2,758)	$396	$(4,087)	$(38,855)

Income (loss) per common share:
Loss from continuing operations
Basic	$(0.28)	$(0.60)	$(0.29)	$(3.90)

Diluted	$(0.28)	$(0.59)	$(0.29)	$(3.90)

Income (loss) from discontinued operations
Basic	$(0.01)	$0.64	$(0.15)	$(0.39)

Diluted	$(0.01)	$0.64	$(0.15)	$(0.39)

Net income (loss)
Basic	$(0.30)	$0.04	$(0.44)	$(4.29)

Diluted	$(0.30)	$0.04	$(0.44)	$(4.29)

Weighted average shares:
Basic	9,331	9,123	9,258	9,066

Diluted	9,331	9,219	9,258	9,066

-more-

Rockford Corporation
Condensed Consolidated Balance Sheets (unaudited)
At December 31, 2005 and December 31, 2004
(In thousands)

	December 31,	December 31,
	2005	2004
ASSETS

Current assets:
Cash	$—	$—
Accounts receivable, net	24,721	31,670
Inventories	18,618	31,787
Prepaid expenses and other current assets	4,069	3,578
Current assets of discontinued operations	289	4,572

Total current assets	47,697	71,607

Property and equipment, net	3,104	5,893
Other assets	1,497	2,853

Total assets	$52,298	$80,353

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	10,182	14,876
Accrued warranty	1,982	2,812
Other accrued liabilities	6,207	9,095
Current portion of long term debt	6,109	18,204
Current liabilities of discontinued operations	—	844

Total current liabilities	24,480	45,831

Notes payable	9,187	11,937

Total liabilities	33,667	57,768

Shareholders’ equity:
Common stock	94	92
Additional paid-in-capital	37,548	37,329
Retained deficit	(19,408)	(15,321)
Accumulated other comprehensive income	397	485

Total shareholders’ equity	18,631	22,585

Total liabilities and shareholders’ equity	$52,298	$80,353

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